EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

The Navigators Group, Inc.

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-97183, No. 333-106317, No. 333-125124, No. 333-172784, and No. 333-194886) and Form S-3 (No. 333-224268) of The Navigators Group, Inc. of our report dated February 27, 2019, with respect to the consolidated balance sheets of The Navigators Group, Inc. as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedules I to VI (collectively, the “consolidated financial statements”) and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear herein.

/s/ KPMG LLP

New York, New York
February 27, 2019